CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is by and between HOUSE OF BRUSSELS CHOCOLATES INC., a Nevada corporation ("Company") and ROBERT WESOLEK ("Consultant").

W I T N E S S E T H:

WHEREAS, Consultant has provided services to the Company; and

WHEREAS, the Company has not compensated the Consultant for his services; and

WHEREAS, Company desires to engage Consultant to provide services as provided herein; and

WHEREAS, Consultant desires to accept such engagement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Service. Company hereby engages Consultant and Consultant hereby accepts engagement with Company upon the terms and conditions hereinafter set forth.

2.    Duties. Subject to the power of the Chief Executive Officer of Company, Consultant will serve the Company as a Financial Consultant. In general, the scope of the Consultant’s duties shall be to provide advice and assistance to the Company with respect to; a) its treasury functions, b) financial accounting and reporting issues, c) regulatory reporting and d) significant equity or financial transactions. Company and Consultant expressly understand the scope of such services are strictly advisory. The nature and content of any actions, reports, decisions or obligations undertaken in connection with the advice or assistance provided by the Consultant are solely the obligation of the Company.

3.    Term. Subject to the terms and conditions hereof, the term of engagement of Consultant will terminate on December 1, 2006, unless earlier terminated by either party pursuant to the terms hereof.

4.    Compensation and Benefits During the Engagement Term.

(a)
S-8 Stock. As quickly as practicable, the Company shall cause to be issued to the Consultant 280,000 shares of the Company’s registered common stock under the terms of an Form S-8 filing with the Securities and Exchange Commission.

(b)
Expenses. Upon submission of a detailed statement and reasonable documentation, Company will reimburse Consultant in the same manner as officers of the Company for all reasonable and necessary or appropriate out-of-pocket travel and other expenses incurred by Consultant in rendering services required under this Agreement,

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(c)	Benefits; Insurance. The Consultant will be entitled to participate in any benefit plan or program of the Company that may currently be in place or implemented during the term of this engagement.

(d)
Intellectual Property. It is agreed by the Parties that all intellectual property rights and other intangible assets, including, without limitation, tradenames, trademarks, servicemarks, corporate names, logos and any existence or possible combination or derivation of any and all of the same and any food products created by Consultant during the term of this Agreement shall remain the sole property of the Company.

5.    Confidentiality and Non-Competition.

(a) Confidentiality. In the course of the performance of Consultant's duties hereunder, Consultant recognizes and acknowledges that Consultant may have access to certain confidential and proprietary information of Company or any of its affiliates. Without the prior written consent of Company, Consultant shall not disclose any such confidential or proprietary information to any person or firm, corporation, association, or other entity for any reason or purpose whatsoever, and shall not use such information, directly or indirectly, for Consultant's own behalf or on behalf of any other party. Consultant agrees and affirms that all such information is the sole property of Company and that at the termination and/or expiration of this Agreement, at Company's written request, Consultant shall promptly return to Company any and all such information so requested by Company.

The provisions of this Section 5 shall not, however, prohibit Consultant from disclosing to others or using in any manner information that:

(i)	has been published or has become part of the public domain other than by acts, omissions or fault of Consultant;
(ii)
has been furnished or made known to Consultant by third parties (other than those acting directly or indirectly for or on behalf of Consultant) as a matter of legal right without restriction on its use or disclosure;

(iii)	was in the possession of Consultant prior to obtaining such information from Company in connection with the performance of this Agreement; or
(iv)	is required to be disclosed by law.

(b) Non-Competition. Consultant agrees that without consent of the Company, he will not, for himself, on behalf of, or in conjunction with any person, firm, corporation or entity, either as principal, Consultant, shareholder, member, director, partner, consultant, owner or part-owner of any corporation, partnership or any other type of business entity, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business that engages in the same business as the Company or is in any business similar to or competitive with the business presently conducted by the Company during the course of this engagement.

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Consultant agrees not to hire, solicit or attempt to solicit for engagement by Consultant or any company to which he may be involved, either directly or indirectly, any party who is an Consultant or independent contractor of the Company or any entity which is affiliated with the Company, or any person who was an Consultant or independent contractor of the Company or any entity which is affiliated with the Company within the three year period immediately following the termination of this Agreement.

Consultant acknowledges that he has carefully read and considered all provisions of this Agreement and agrees that:

(i)	Due to the nature of the Company's business, the foregoing covenants place no greater restraint upon Consultant than is reasonably necessary to protect the business and goodwill of the Company;
(ii)	These covenants protect the legitimate interests of the Company and do not serve solely to limit the Company's future competition;
(iii)	This Agreement is not an invalid or unreasonable restraint of trade;
(iv)	A breach of these covenants by Consultant would cause irreparable damage to the Company;
(v)	These covenants are reasonable in scope and are reasonably necessary to protect the Company's business and goodwill which the Company has established through its own expense and effort; and
(vi)	The signing of this Agreement is necessary as part of the consummation of the transactions described in the preamble.

6.    Termination. This Agreement and the engagement created hereby will terminate (i) upon the death or disability of Consultant under section 6(a) or 6(b), or without cause under Section 6(c). Regardless of the manner in which the Agreement terminates, all compensation provided in this Agreement shall be considered fully vested in and earned by the Consultant upon termination.

(a)
Disability. The Company shall have the right to terminate the engagement of the Consultant under this Agreement for disability in the event Consultant suffers an injury, illness, or incapacity of such character as to substantially disable him from performing his duties without reasonable accommodation by the Company hereunder for a period of more than one hundred twenty (120) consecutive days upon the Company giving at least thirty (30) days written notice of termination.

(b)	Death. This Agreement will terminate on the Death of the Consultant.
(c)	Without Cause. The Company may terminate this Agreement without cause.

8    Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

9.    Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

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10.    Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered or within two days if sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to Company:	House of Brussels Chocolates Inc.
1658 Fosters Way
Delta, B.C., Canada, V3M 6S6
Attention: Grant Petersen, President

If to Consultant:	Robert Wesolek
3 Farther Point
Houston, Texas 77024

11.    Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understanding, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

12.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during this Agreement, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.    Arbitration. If a dispute should arise regarding this Agreement the parties agree that all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration in Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The governing law of this Agreement shall be the substantive law of the State of Nevada, without giving effect to conflict of laws. A decision of the arbitrator shall be final, conclusive and binding on the Company and Consultant. Any arbitration held in accordance with this paragraph shall be private and confidential and no person shall be entitled to attend the hearings except the arbitrator, Consultant, Consultant's attorneys, a representative of the Company, the Company's attorneys, and advisors to or witnesses for any party. The matters submitted to arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in the strictest confidence by Consultant and the Company and shall not be discussed, disclosed or communicated to any persons except as may be required for the preparation of expert testimony. On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrator and any judgment enforcing an award. The prevailing party shall be entitled to recover reasonable and necessary attorneys' fees and costs from the non-prevailing party and the determination of such fees and costs and the award thereof shall be included in the claims to be resolved by the arbitrator hereunder.

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14.    Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

15.    Gender and Number. When the context requires, the gender of all words used herein will include the masculine, feminine and neuter and the number of all words will include the singular and plural.

16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument, but only one of which need be produced.

17.    Counterparts and Facsimiles. This Agreement may be executed in multiple counterparts and in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute and be deemed to be one and the same instrument and each of which shall be considered and deemed an original for all purposes. This Agreement shall be effective with the facsimile signature of any of the parties set forth below and the facsimile signature shall be deemed as an original signature for all purposes and the Agreement shall be deemed as an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

COMPANY:

HOUSE OF BRUSSELS CHOCOLATES INC.

By:	/s/ Grant Petersen
Grant Petersen, Chief Executive Officer
Date: April 21, 2006

CONSULTANT:

By:	/s/ Robert Wesolek
Robert Wesolek
Date: April 21, 2006

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